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EXHIBIT 99.1

News Release

Analyst and Media Contact:

Susan Kappes

(972) 855-3729

Atmos Energy Corporation Reports

Solid Results for Fiscal 2004 First Quarter

DALLAS (February 10, 2004)—Atmos Energy Corporation (NYSE: ATO) today reported net income of $29.5 million, or $0.57 per diluted share, for the three months ended December 31, 2003, compared with net income of $25.8 million, or $0.60 per diluted share, for the three months ended December 31, 2002. Results for the fiscal 2004 first quarter represent a 14 percent increase in net income, compared with the same period last year, despite weather that was 12 percent warmer than last year. Earnings per diluted share decreased 5 percent because the company’s average number of diluted shares outstanding rose by 8.9 million shares, or 21 percent, from December 31, 2002, to December 31, 2003.

“Our strategy of combining complementary utility and nonutility operations benefited our shareholders once again this quarter,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. “The strong performance by our nonutility gas marketing segment helped to overcome lower results in our gas utility operations caused largely by unseasonably warm weather.”

“The steps taken by our nonutility operations during the past year to reduce the segment’s risk profile have enhanced its margins,” Best said. “In addition, tariff revisions recently approved in two of our rate jurisdictions will add approximately $8.4 million annually to future revenue. Therefore, we feel confident that Atmos Energy is on track to meet our earlier-announced guidance for fiscal 2004 of earning between $1.55 and $1.60 per diluted share.”

Consolidated gross profit for the three months ended December 31, 2003, was $159.1 million, compared with $137.2 million for the prior-year quarter. Consolidated utility gas throughput for the three months ended December 31, 2003, was 68.2 billion cubic feet (Bcf), compared with 70.9 Bcf for the prior-year quarter. The increase in gross profit primarily reflects the effect of a full three months of results in the current period from the acquisition in December 2002 of Mississippi Valley Gas Company (MVG), compared with one month’s results in the prior-year quarter. Also contributing to gross profit were strong results in the nonutility natural gas marketing segment. These positive factors were partially offset by a decrease in utility throughput attributable to weather that was 12 percent warmer than the prior-year quarter and 5 percent warmer than normal as adjusted for jurisdictions with weather-normalized operations.

Atmos Energy’s net income from nonutility operations, which operate under Atmos Energy Holdings, Inc., was $8.4 million for the three months ended December 31, 2003, compared with net income of $4.7 million for the three months ended December 31, 2002. Nonutility operations contributed 29 percent of consolidated net income for the 2004 first quarter, compared with 18 percent for the prior-year quarter. Consolidated natural gas marketing sales volumes were 58.9 Bcf for the three months ended December 31, 2003, compared with 59.3 Bcf for the three months ended December 31, 2002.

Nonutility net income was higher in the first quarter of fiscal 2004 primarily due to improved margins and an increase in mark to market gains primarily attributable to the net change in the value of physical storage and corresponding financial hedges.

Operation and maintenance expense for the three months ended December 31, 2003, was $56.9 million, compared with $50.5 million for the three months ended December 31, 2002. Excluding the provision for doubtful accounts and a $6.1 million increase attributable to the acquired MVG assets, operation and maintenance expense for first quarter of fiscal 2004 was slightly lower than operations and maintenance expense for the same period last year. The provision for doubtful accounts was $3.2 million for the three months ended December 31, 2003, compared with $2.9 million for the three months ended December 31, 2002. In the utility segment, the average cost of natural gas for the first quarter of fiscal 2004 was $6.35 per thousand cubic feet (Mcf), compared with $5.03 per Mcf for the first quarter of fiscal 2003.

Taxes, other than income taxes, for the three months ended December 31, 2003, were $15.1 million, compared with $12.8 million for the three months ended December 31, 2002. The increase primarily was attributable to additional franchise, payroll and property taxes associated with the acquired MVG assets and to higher franchise taxes due to higher revenues. Increases in franchise taxes have no effect on net income because these amounts are revenue-based and are recovered through customer billings.

Miscellaneous income for the three months ended December 31, 2003, was $1.2 million, compared with miscellaneous income of $4.1 million for the three months ended December 31, 2002. The $2.9 million decrease primarily reflects the absence in the current-year quarter of a $3.9 million gain recognized in the prior-year quarter associated with a sales-type lease of a distributed electric generation plant and a decrease in year-over-year earnings of $0.5 million from an indirect equity interest in Heritage Propane Partners, L.P. These amounts were partially offset by the favorable effect of the absence of $1.9 million in weather insurance amortization expense in the fiscal 2004 first quarter, resulting from the termination of a weather insurance policy in the third quarter of fiscal 2003.

Interest charges increased $1.9 million during the three months ended December 31, 2003, compared with the three months ended December 31, 2002. The increase was primarily due to interest expense associated with Atmos Energy’s $250.0 million debt offering in January 2003 used to partially finance its MVG acquisition.

For the three months ended December 31, 2003, operating activities provided cash of $11.5 million, compared with a use of cash of $13.4 million for the three months ended December 31, 2002. The year-over-year increase was primarily due to favorable changes in various working capital accounts.

Highlights and Recent Developments

Atmos Energy completes sale of indirect equity interest in Heritage Propane

On January 20, 2004, Atmos Energy and three other utility partners completed the announced sale of their interests in the general partnership and limited partnerships in Heritage Propane Partners, L.P., for $130.0 million. Atmos Energy received approximately $24.7 million for its portion and recorded a $4.4 million pretax book gain in the second quarter of fiscal 2004.

Conference call to be webcast February 11

Atmos Energy Corporation will host a webcast conference call on February 11 at 7 a.m. CST to discuss financial results for the first quarter of fiscal 2004. Atmos Energy officers who will participate in the conference call will be: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Louis Gregory, senior vice president and general counsel; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer and Susan Kappes, vice president, investor relations and corporate communications. To listen to the call, dial 1-800-219-6110. Slides for the webcast may be viewed on the Internet at www.atmosenergy.com.

Forward-Looking Statements

The matters discussed or incorporated by reference in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “expect,” “estimate,” “plans,” “believe,” “objective,” “forecast,” “goal” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to the Company’s earnings-per-share projections, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. A discussion of these risks and uncertainties may be found in the Company’s Form 10-K for the fiscal year ended September 30, 2003. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Atmos Energy undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, Texas, is one of the largest natural gas distributors in the United States, serving about 1.7 million utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets and construct small distributed generating plants for industrial and municipal customers. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31
(000s except per share)	2003	2002
Operating revenues:
Utility segment	$460,488	$399,968
Natural gas marketing segment	373,829	343,498
Other non-utility segment	3,628	2,900
Intersegment eliminations	(74,329)	(65,934)

	763,616	680,432
Purchased gas cost:
Utility segment	322,064	270,495
Natural gas marketing segment	356,331	339,508
Other non-utility segment	327	(1,126)
Intersegment eliminations	(74,159)	(65,611)

	604,563	543,266

Gross profit	159,053	137,166

Operation and maintenance expense	56,916	50,504
Depreciation and amortization	23,473	21,194
Taxes, other than income	15,123	12,844

Total operating expenses	95,512	84,542

Operating income	63,541	52,624

Miscellaneous income	1,207	4,124
Interest charges	17,335	15,479

Income before income taxes	47,413	41,269
Income tax expense	17,872	15,476

Net income	$29,541	$25,793

Basic net income per share	$.57	$.60

Diluted net income per share	$.57	$.60

Cash dividends per share	$.305	$.300

Weighted average shares outstanding:
Basic	51,483	42,796
Diluted	51,861	42,919

	Three Months Ended December 31
Summary Net Income by Segment (000s)	2003	2002
Utility	$21,111	$21,059
Natural gas marketing	7,536	768
Other nonutility	894	3,966

Consolidated net income	$29,541	$25,793

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31, 2003	September 30, 2003
(000s)

Net property, plant and equipment	$1,538,224	$1,515,989

Cash and cash equivalents	41,710	15,683
Cash held on deposit in margin account	1,934	17,903
Accounts receivable, net	407,045	216,783
Gas stored underground	192,568	168,765
Other current assets	88,673	38,863

Total current assets	731,930	457,997

Goodwill and intangible assets	274,840	273,499
Deferred charges and other assets	267,952	271,023

	$2,812,946	$2,518,508

Shareholders’ equity	$879,352	$857,517
Long-term debt	860,705	863,918

Total capitalization	1,740,057	1,721,435

Accounts payable and accrued liabilities	372,430	179,852
Other current liabilities	120,743	127,923
Short-term debt	191,795	118,595
Current maturities of long-term debt	7,195	9,345

Total current liabilities	692,163	435,715

Deferred income taxes	243,079	223,350
Deferred credits and other liabilities	137,647	138,008

	$2,812,946	$2,518,508

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2003	2002
Net income	$29,541	$25,793

Cash flows from operating activities

Depreciation and amortization	24,145	21,735
Deferred income taxes	19,347	10,544
Changes in assets and liabilities	(61,054)	(66,928)
Other	(476)	(4,558)

Net cash provided (used) by operating activities	11,503	(13,414)

Cash flows from investing activities

Capital expenditures	(45,471)	(35,265)
Acquisitions	—	(74,650)
Other	489	673

Net cash used in investing activities	(44,982)	(109,242)

Cash flows from financing activities

Net increase in short-term debt	73,200	59,617
Proceeds from bridge loan	—	147,000
Repayment of long-term debt	(5,363)	(14,954)
Repayment of Mississippi Valley Gas debt	—	(70,938)
Cash dividends paid	(15,744)	(12,542)
Issuance of common stock	7,413	5,720

Net cash provided by financing activities	59,506	113,903

Net increase (decrease) in cash and cash equivalents	26,027	(8,753)
Cash and cash equivalents at beginning of year	15,683	47,991

Cash and cash equivalents at end of year	$41,710	$39,238

	Three Months Ended December 31
Statistics	2003	2002
Heating degree days *	1,240	1,407
Percent of normal *	95%	105%
Consolidated utility gas throughput (MMcf as metered)	68,179	70,929
Consolidated natural gas marketing sales volumes (MMcf)	58,917	59,326
Natural gas meters in service	1,683,387	1,659,278
Utility average cost of gas	$6.35	$5.03
* Adjusted for weather-normalized operations. For periods beginning October 1, 2002, the normal heating degree day calculation utilized updated 30-year normal weather data.

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